January 23, 2008

Mr. Li Tao, Chairman & President
Discovery Technologies, Inc.
5353 Manhattan Circle,
Suite 101, Boulder, Colorado
80303, China

RE: LETTER OF ENGAGEMENT
Commencement of Investor Relations

Dear Mr. Li Tao:

We are delighted to commence a program of investor relations activities on behalf of Discovery Technologies, Inc.(“DCOV” or “the Company”). By separate cover and documentation we have submitted a strategic plan entitled, “Discovery Technologies, Inc.Investor Relations Strategic Plan,” detailing our intended activities. The objective of such Program is to assist the company in the execution of its investor relations strategy.

We propose that the official commencement date of our activities be the date of execution of this agreement by both parties, subject to the signed acceptance of the terms outlined herein and our receipt of the agreed funds within three (3) days from the date of execution.

In this relationship, CCG Elite Investor Relations (“CCG Elite”), which is an affiliate of CCG Investor Relations, agrees to comply fully with all securities regulations, industry guidelines and applicable laws. Additionally, our firm shall maintain the confidentiality of all Information (defined below) of DCOV not cleared by the company for public release.

DCOV will disclose to CCG Elite documents and information reasonably necessary for the performance of CCG Elite’s duties hereunder (“Information”) and CCG Elite undertakes from the start date of this agreement and for a continuous period of no less than twelve (12) months after the termination of this and all subsequent agreements (“the Confidentiality Period”):

(i)	to treat the Information as strictly confidential; and

(ii)	not to disclose the Information to any third party; and

(iii)	to use the Information only in relation to work requested byDCOV; and

(iv)	to use at least the same degree of care to avoid disclosure or use of Information as it employs with respect to its own proprietary information of like importance.

The obligations above shall not apply to the Information or part of the Information:

(v)	which at the time of disclosure is already in the public domain or which after disclosure becomes lawfully part of the public domain; and/or

(vi)	which CCG Elite can show was legally in its possession at the time of the disclosure byDCOV; and/or

(vii)	if obtained from or through a third party which was in the possession of the Information lawfully and not in consequence of any breach of confidentiality owed by such third party to DCOV; and/or

(viii)	is required to be disclosed pursuant to any applicable law, decree, regulation, rules or order of any competent authority and jurisdiction.

All Information delivered byDCOVto CCG Elite pursuant to this Agreement and/or any copy made by CCG Elite shall be promptly returned by CCG Elite to DCOV upon request to do so and at the latest at the expiry of the Agreement.

DCOV agrees to indemnify and hold harmless CCG Elite, including its affiliates, shareholders, officers and employees (the “Indemnities”), from and against any and all losses, claims, damages, expenses and/or liabilities which CCG Elite may incur based upon information, representations, reports or data furnished by DCOV with respect to itself, and which are approved by DCOV for use by CCG Elite. Such indemnification shall include, but not be limited to, expenses (including all attorney’s fees), judgments, and amounts paid in settlement actually and reasonably incurred by CCG Elite in connection with an action, suit or proceeding brought against CCG Elite and/or its shareholders, officers or employees. CCG Elite shall have sole control of the defense of any such Claims and all negotiations for the settlement, or compromise thereof. None of the Indemnities herein shall settle any Claims without the prior written consent of DCOV. Each indemnity shall give prompt written notice to DCOV of any such Claims and fully cooperate with DCOV with respect to all matters relating to this agreement. If any action is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to its costs and reasonable attorney’s fees.

The term of this agreement shall be for a period of twelve (12) months commencing from the date on which the agreement is signed by both parties. Following the primary term of the engagement, this agreement will continue on a month-to-month basis thereafter. This agreement may be terminated by either party at any time by providing thirty (30) days advanced written notice by registered mail, or express mail delivery by a major carrier or an e-mail acknowledged by both parties.

In consideration for such services CCG Elite shall receive a retainer of $9,000.00 per month, upon invoice at the beginning of the month and each month thereafter during the term of this agreement, plus approved out-of-pocket expense. The monthly retainer is based on a $175 per hour blended billing rate. In the interest of clarity, the $9,000.00 monthly retainer shall be a cap on CCG Elite’s monthly fees. Monthly expenses incurred while engaging in investor relations activities on behalf of DCOV shall be itemized and invoiced at the beginning of each month hereafter and are due within ten (10) days of receipt by DCOV. Commitments to vendors and others outside of CCG Elite for the purchase of goods and services related to our carrying out the subject activities in excess of $300 will first be approved by DCOV and billed directly.

As a condition of this Agreement and in recognition of the fact that CCG Elite’s employees are an essential part of CCG Elite’s continued operation and success, DCOV agrees that, if at any time, DCOV desires to employ or offer employment to any current or former employee of CCG Elite who provided services to DCOV on behalf of CCG Elite, this may be accomplished only by written agreement between CCG Elite and DCOV. As an essential term of any such written agreement, DCOV agrees to pay a reasonable buy-out fee which DCOV acknowledges shall amount to one-year of the subject employee’s salary. Failure to follow this procedure will constitute a breach of this Agreement. This provision shall remain in effect for one year after the subject employee last performs any services for DCOV on behalf of CCG Elite.

Should the terms outlined herein meet with your approval, please sign and enter the date as provided below. Retain a copy for your files and express an original to us along with wiring the amount of $9,000.00. Upon execution, we would also greatly appreciate your faxing us a copy of this document so that we have official notification of engagement as well as authority to proceed on your behalf with the DCOV Investor Relations Program.

On behalf of the partners and entire staff at CCG Elite, we wish to thank you for your confidence in us and retaining our firm. The account team looks forward to working with you now and in the future toward mutually beneficial goals.

This Agreement is entered into this date in Los Angeles, California and shall be governed by the laws of California.

Accepted for:

CCG Elite Investor Relations

Crocker Coulson, President	Date

Accepted for:
Discovery Technologies, Inc.

/s/ Li Tao	01/23/2008
Mr. Li Tao	Date
Chairman & President